                                                                      EXHIBIT 12

                      GLOBAL MARINE INC. AND SUBSIDIARIES

            RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES

                                ($ IN MILLIONS)

                                  Six
                                 Months
                                 Ended
                                  June       Years Ended December 31,
                                  30,    -------------------------------------
                                  2000    1999    1998    1997    1996   1995
                                 ------  ------  ------  ------  ------  -----
EARNINGS BEFORE FIXED
 CHARGES:

Earnings before income
 taxes.....................      $57.2   $115.3  $284.1  $294.0  $119.7  $55.1

Plus fixed charges (per
 computation below)........       46.5     79.7   118.1    89.4    59.5   44.2

Less capitalized interest..      (17.8)   (25.9)  (17.2)  (20.9)   (2.6)  (5.6)
                                 -----   ------  ------  ------  ------  -----
                              A  $85.9   $169.1  $385.0  $362.5  $176.6  $93.7
                             === =====   ======  ======  ======  ======  =====

FIXED CHARGES:

Interest...................      $34.1   $ 56.6  $ 46.9  $ 39.7  $ 30.9  $30.2

Interest component of
 rental expense............       12.4     23.1    71.2    49.7    28.6   14.0
                                 -----   ------  ------  ------  ------  -----
                              B  $46.5   $ 79.7  $118.1  $ 89.4  $ 59.5  $44.2
                             === =====   ======  ======  ======  ======  =====

RATIO OF EARNINGS BEFORE
FIXED CHARGES TO FIXED
CHARGES:                     A/B  1.85     2.12    3.26    4.05    2.97   2.12
                             === =====   ======  ======  ======  ======  =====